PROSPECTUS and	PRICING SUPPLEMENT NO. 37
PROSPECTUS SUPPLEMENT, each	Dated March 5, 2026
Dated May 22, 2023	Registration Statement No. 333-272130
Filed Pursuant to Rule 424(b)(2)

U.S. $9,575,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES I

Due 9 Months or More from Date of Issue

$500,000,000 4.200% Fixed Rate Senior Notes Due March 10, 2031

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EYL7 / US24422EYL72

Date of Issue:	March 10, 2026

Maturity Date:	March 10, 2031

Principal Amount:	$500,000,000

Price to Public:	99.978% plus accrued interest, if any, from March 10, 2026

Interest Payment Dates:	Semi-annually on March 10 and September 10, commencing on September 10, 2026 and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	4.200% per annum

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
	BNP Paribas Securities Corp.	$80,000,000
	BofA Securities, Inc.	$80,000,000
	Citigroup Global Markets Inc.	$80,000,000
	Credit Agricole Securities (USA) Inc.	$80,000,000
	HSBC Securities (USA) Inc.	$80,000,000
	Academy Securities, Inc.	$20,000,000
	ING Financial Markets LLC	$20,000,000
	Lloyds Securities Inc.	$20,000,000
	SMBC Nikko Securities America, Inc.	$20,000,000
	U.S. Bancorp Investments, Inc.	$20,000,000
	Total	$500,000,000
	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.628% plus accrued interest, if any, from March 10, 2026.